EXHIBIT A

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, each of the undersigned agrees to the joint filing on behalf of each of them of a statement on Schedule 13D (including any amendments thereto) with respect to the Common Stock, par value $0.0001 per share, of ONE Nuclear Energy Inc., and that this agreement may be included as an exhibit to such joint filing. Each of the undersigned is responsible for the timely filing of such statement and any amendments thereto, and for the completeness and accuracy of the information concerning itself contained therein, but none of the undersigned is responsible for the completeness or accuracy of the information concerning the other persons making the filing, unless such person knows or has reason to believe that such information is inaccurate.

IN WITNESS WHEREOF, the undersigned have executed this agreement as of September 30, 2026.

NEW CIRCLE CAPITAL SOLUTIONS LP

By:	/s/ Osman H. Ahmed
Name:	Osman H. Ahmed
Title:	Co-Managing Partner of the Investment Manager of the Fund

NCCS GP, LLC

By:	/s/ Osman H. Ahmed
Name:	Osman H. Ahmed
Title:	Co-Managing Partner of the General Partner of the Fund

NCCS MANAGEMENT, LLC

By:	/s/ Osman H. Ahmed
Name:	Osman H. Ahmed
Title:	Co-Managing Partner

WALTER V. ARNOLD
/s/ Walter V. Arnold
Walter V. Arnold

OSMAN H. AHMED
/s/ Osman H. Ahmed
Osman H. Ahmed